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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4, No. 333-233538) and related Prospectus of Exact Sciences Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2019, with respect to the consolidated financial statements and schedule of Genomic Health, Inc. (the "Company"), and the effectiveness of internal control over financial reporting of Genomic Health, Inc., included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California
September 25, 2019

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  Exhibit 23.3
Consent of Independent Registered Public Accounting Firm